Exhibit 10.14(c)

THIRD AMENDMENT
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HF LOGISTICS-SKX, LLC

This Third Amendment to Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX, LLC (“Amendment”) is made and entered into this 26 day of December, 2019 by and between HF Logistics I, LLC, a Delaware limited liability company (the “HF Member”) and Skechers R.B., LLC, a Delaware limited liability company (the “Skechers Member”, and together with the HF Member, the “Members”).

RECITALS

A.The Members executed that certain Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX, LLC dated April 12, 2010, but effective as of January 30, 2010 (as amended by a First Amendment dated as of August 11, 2015 (the “First Amendment”), and a Second Amendment dated as of February 12, 2019, the “LLC Agreement”).

B.The HF Member has received a term sheet dated October 10, 2019 (as it may be amended with the consent of both Members, the “Term Sheet”) from Bank of America, N.A. for the refinancing of the 2015 Project Loan with a new loan in the amount of $129,600,000.  A copy of the Term Sheet is attached hereto as Exhibit “A” (such refinancing, if taken out by the T1 Subsidiary, is hereinafter referred to as the “2019 Project Loan”).

C.The proceeds of the 2019 Project Loan shall be used by the T1 Subsidiary and the Company, inter alia, to (i) repay the 2015 Project Loan in full, (ii) pay certain closing costs associated with the 2019 Project Loan, and (iii) make a distribution to the HF Member in the amount of the net proceeds thereof (after paying the amounts under clauses (i) and (ii)) which is estimated to be approximately $65,000,000 (the “2019 HF Distribution”, and the amount thereof being the “2019 HF Distribution Amount”).

D.The Members desire to further amend the LLC Agreement to reflect the foregoing.

NOW, THEREFORE, it is agreed as follows:

1.Both Members consent to the T1 Subsidiary taking out the 2019 Project Loan on the terms and conditions set forth in the Term Sheet.

2.Notwithstanding anything to the contrary in the LLC Agreement, upon the funding of the 2019 Project Loan, the 2019 HF Distribution Amount shall be distributed from the T1 Subsidiary to the Company, and the Company will make the 2019 HF Distribution to the HF Member.

3.Nothing in this Amendment shall be deemed to be a waiver by Skechers of any of its rights under the LLC Agreement, except those provisions of the LLC Agreement amended hereby.

4.Subsequent to the consummation of the refinancing of the 2015 Project Loan by the 2019 Project Loan, all references in the LLC Agreement to the “2015 Project Loan” shall be deemed to refer to the “2019 Project Loan”, and the 2019 Project Loan shall also be considered to be the “Subject Permanent Loan”.

5.Capitalized terms used in this Amendment have the same meanings as are set forth in the LLC Agreement, except as otherwise provided herein.

6.Except as set forth in this Amendment, the LLC Agreement remains in full force and effect as written.

IN WITNESS WHEREOF, the Members have executed this Amendment as of the date first above written.

“HF”		“SKECHERS”

HF LOGISTICS I, LLC, a Delaware limited liability company		SKECHERS R.B., LLC, a Delaware limited liability company

By:	/s/ Iddo Benzeevi	By:	Skechers U.S.A., Inc., a Delaware
	Iddo Benzeevi, President and Chief		corporation, its sole member
Executive Officer
			By:	/s/ David Weinberg
David Weinberg, Chief Operating Officer

2

EXHIBIT “A”

TERM SHEET

CONFIDENTIAL

December 26, 2019

Mr. Iddo Benzeevi

14225 Corporate Way

Moreno Valley, CA 92553

Dear Iddo:

Bank of America, N.A. ("Bank of America") is pleased to provide this indicative Summary of Terms and Conditions (this "Summary of Terms") for the proposed financing noted below. This Summary of Terms should be used for discussion purposes, and does not purport to summarize all of the conditions, terms, covenants, representations, warranties and other provisions that would be contained in definitive legal documentation for the credit facility contemplated hereby. This Summary of Terms is an indicative summary of terms under which Bank of America would consider providing financing and, as such, is not a commitment, nor does it describe all of the terms on which Bank of America would agree to provide the proposed financing. Any commitment, if issued, would be subject to completion of due diligence, including reputational due diligence, and formal Bank of America risk and credit approval.

This Summary of Terms is confidential and is delivered to you with the understanding that neither this Summary of Terms nor any of its terms and substance will be disclosed, directly or indirectly, to any other person except:

(a)to your employees, agents and advisors who are directly involved in the consideration of this matter; and (b) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law or the Securities and Exchange Commission.

GENERAL TERMS:

Property:	The "Property," is a 1,820,457 square foot, warehouse property located in Moreno Valley, CA and 100% occupied by Skechers USA.

Borrower:	HF Logistics - SKX Tl, LLC

Sponsor:	The Trump Group

Sole Bookrunner and Sole Lead	BofA Securities, Inc. or its affiliate ("BofA Securities") will act as Sole

Arranger:

Bookrunner and Sole Lead Arranger (collectively, the "Arranger"). BofA Securities may, without notice to Borrower, assign its rights and obligations as Arranger to any other registered broker-dealer wholly-  owned by Bank of America Corporation  to  which  all or substantially  all of Bank of America Corporation's or any of its subsidiaries' investment banking, commercial lending services or related businesses may be transferred following the date hereof.

Administrative Agent:	Bank of America will act as Administrative Agent ("Administrative Agent") on behalf of the Lenders.

Lenders:	A syndicate of financial institutions (including Bank of America, collectively, the "Lenders") arranged by the Arranger.

Facility:	A senior, secured term loan facility (the "Facility") in an aggregate amount (the "Facility Amount") equal to the least of

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

• $129,600,000;
• such amount as provides a Debt Service Coverage Ratio (the "DSCR") of 1.20 to 1.0; and
• LTV requirement has been satisfied by the appraisal received and accepted by Administrative Agent.

Interest Rate:	LIBOR Daily Floating Rate plus 175 bps per annum.

LIBOR Successor Rate:

If Administrative Agent determines , or Borrower or Required Lenders notify Administrative Agent that: (a) adequate and reasonable means do not exist for ascertaining LJBOR and such circumstances are unlikely to be temporary, or (b) the administrator of LIBOR or a governmental authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide LIBOR after such specific date, or (c) syndicated loans are being executed or amended to incorporate or adopt a new benchmark interest rate to replace LIBOR, then Administrative Agent and Borrower may enter into an amendment to replace LIBOR (a "LIBOR Amendment") with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate, giving due consideration to any evolving or then existing convention, and, in each case, including any mathematical or other adjustments (each an "Adjustment;" and any such proposed rate, a

"LIBOR Successor Rate") to such benchmark giving due consideration to any evolving or then existing convention. Any such LIBOR Amendment or Adjustment shall become effective unless Required Lenders object to same within five (5) Business Days (provided that Required Lenders will not be entitled to object to any SOFR-Based Rate contained in a LIBOR Amendment). In no event shall the LIBOR Successor Rate be less than zero.

"Relevant Governmental Body" means the Federal  Reserve  Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of  recommending  a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York's website (or any successor  source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Interest Payments:	Interest will be paid on the first day of each month, in arrears.

Upfront Fee:	0.50% of the Facility Amount, payable at closing.

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

Maturity Date:	60 months from the closing date of the Facility (the "Maturity Date").

Guaranties and Indemnities:	HF Logistics - SKX T2 LLC ("Guarantor") will provide:

•      a guaranty with respect to non-recourse carveouts, including, without limitation, fraud, misapplication and full springing recourse upon certain events, including, without limitation voluntary or collusive involuntary bankruptcy.

• jointly and severally with Borrower, an environmental indemnity.

Amortization:	None.

Collateral:	Collateral for the Facility will include, without limitation, a first priority

(a) mortgage/deed of trust lien on Borrower's fee leasehold]interest in the Property; (b) assignment of all leases, rents, income, licenses, permits and contracts relating to the Property; (c) lien on all personal property relating to the Property; (d) assignment of all interest rate hedge agreements.

Interest Rate Protection:

Borrower will obtain interest rate protection in form and with parties acceptable to Administrative Agent for a notional amount and otherwise on terms to be agreed to in the Facility documentation. Borrower and any person or entity that at any time provides a guaranty of Borrower's obligations in respect of such interest rate protection (including but not limited to any general partner of any thereof) will be required to be an "eligible contract participant" as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Optional Prepayment:	Borrower may prepay the Facility in whole or in part at any time without premium or penalty. Amounts prepaid cannot be reborrowed.

Facility Covenants:

DSCR: Failure to maintain a Debt Service Coverage Ratio of at least 1.15 to 1.0 for any fiscal year will constitute an Event of Default under the Facility. Debt Service will be defined in the Facility documentation and generally will refer to the aggregate amount of principal and interest payments required to amortize the Facility Amount based on a 30/-year repayment schedule and an interest rate equal to the greater of (i) 6% and (ii) the 10-year U.S. Treasury rate plus 2.5% per annum.

Guarantor Covenant:

Guarantor must maintain tangible net worth of no less than $6,000,000, to be tested at closing and as of each December 31st• Guarantor will submit a compliance certificate that demonstrates compliance with the foregoing net worth requirement.

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

Syndication:	Bank of America will seek final, formal approval to commit up to

$64,800,000 of the Facility with the remaining amount subject to syndication. Bank of America, Administrative Agent and the Arranger intend to close the Facility and the syndication simultaneously.

Closing Conditions:

The closing of the Facility will be conditioned upon satisfaction (or valid waiver) of the conditions precedent usual and customary for transactions of this type, including, without limitation, the conditions set forth in Schedule 1 attached hereto.

Assignment & Participations:

Bank of America reserves the right to syndicate the Facility, subject to customary, market-standard approval rights. No Lender will be permitted to make assignments in respect of the Facility, except to certain specified categories of entities pursuant to customary, market-standard provisions. Specific provisions regarding assignment and participation will be included in the Facility documentation.

Indemnification and Expenses:

Borrower will pay all costs incurred in connection with the proposed Facility, including but not limited to reasonable legal fees  of Administrative Agent's counsel, title/insurance fees, mortgage recording fees, Administrative Agent's reasonable appraisal, engineering and insurance review fees, and costs associated with the syndication of the Facility. Borrower and the undersigned acknowledge that Administrative Agent may receive a benefit, including, without limitation, a discount, credit or other accommodation, from such counsel based on the fees such counsel may receive on account of their relationship with Administrative Agent including, without limitation, fees paid in connection with the Facility. Payment by Borrower of these expenses will not be contingent upon closing of the Facility.

Borrower will indemnify and hold harmless Administrative Agent, the Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Facility, any other aspect of the contemplated transactions, Borrower's use of Facility proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs and any claim for loan brokerage fees or similar payments.

All interest rates and other pricing terms are quoted based on the assumption that the Facility will not be classified as HVCRE (High Volatility Commercial Real Estate Exposure) pursuant to Basel III Regulations.  The quoted interest rates and other pricing terms are potentially subject to change if the Facility is anticipated to be classified as HVCRE pursuant to Basel III Regulations.

Any Facility, as contemplated by this Summary of Terms, will be subject to applicable flood insurance regulations at all times during the life of such Facility. Compliance with flood insurance regulations will be tested prior to making, increasing, renewing or extending any such Facility.

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

The Facility documentation will contain (a) customary increased cost, withholding tax, and capital adequacy provisions, (b) EU Bail-In provisions, (c) Qualified Financial Contracts provisions, (d) defaulting lender provisions,(e) customary ERISA provisions, and (f) customary provisions relating to the divisions of limited liability companies.

Bank of America and BofA Securities (for themselves and not on behalf of any Lender) hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act") and recent regulations implemented by the US Treasury's Financial Crimes Enforcement Network ("FinCEN") under 3 1 C.F .R. § 1010.230 (the "Beneficial Ownership Regulation"), each of them and each Lender that is subject to the Act, is required to obtain, verify and record information that identifies you, which information includes, but is not limited to, your name and address, a Beneficial Ownership Certification, and other information that will allow Bank of America. BofA Securities or any Lender, as applicable, to identify you in accordance with the PATRIOT Act and the Beneficial Ownership Regulation prior to closing this Facility. You shall, promptly following a request by Bank of America, BofA Securities or any Lender, provide all documentation and other information that such party requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation. "Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

The undersigned acknowledges and agrees that: (i) the transaction contemplated by this Summary of Terms is an arm's length, commercial transaction between you and Bank of America in which Bank of America is acting solely as an Administrative Agent, as a principal and for its own interest; (ii) Bank of America is not acting as a municipal advisor or financial advisor to you; (iii) Bank of America has no fiduciary duty pursuant to Section 158 of the Securities Exchange Act of 1934 to you with respect to the transaction contemplated hereby and the discussions, undertakings and procedures leading thereto (irrespective of whether Bank of America has provided other services or is currently providing other services to you on other matters); (iv) the only obligations Bank of America has to you with respect to the transaction contemplated hereby expressly are set forth in this Summary of Terms; and (v) Bank of America is not recommending that you take an action with respect to the transaction contemplated by this Summary of Terms, and before taking any action with respect to the contemplated transaction, you should discuss the information contained herein with your own legal, accounting, tax, financial and other advisors, as you deem appropriate. If you would like a municipal advisor in this transaction that has legal fiduciary duties to you, you are free to engage a municipal advisor to serve in that capacity. This Summary of Terms is provided to you pursuant to and in reliance upon the "bank exemption" provided under the municipal advisor rules of the Securities and Exchange Commission, Rule 15Ba1-1 et seq.

In consideration of the time and resources that Bank of America and the Arranger will devote to consideration of the Facility as described herein, you hereby agree that, effective upon your acceptance of this Summary of Terms and continuing through January 31, 2020, you will not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Facility or any other senior financing similar to or as a replacement of any component of the Facility.

If these items are consistent with your financing requirements, please acknowledge below and return this letter to either signer below within ten (10) Business Days. Bank of America will then be able to proceed with a full review and analysis of your financing request and attempt to obtain internal approval on the basis of the foregoing terms and conditions as quickly as possible. Of course, the foregoing should not be construed in any way as a commitment for financing, as any such commitment or undertaking can only be in writing after internal loan approval has been obtained.

Any loan commitment must be written and state that it is a commitment and any other oral or written communications will not constitute a loan commitment. Any loan commitment will not be binding upon Bank of America or Borrower unless executed by both parties.

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

This Summary of Terms will expire at 5:00 p.m. EST on January 6, 2020 unless prior to that time Borrower executes this Summary of Terms and returns same to Bank of America. Following acceptance, this Summary of Terms will expire without notice at 5:00 p.m. EST on March 31, 2020. In no event will any expiration or termination of this Summary of Terms relieve Borrower or any other person from any obligation to pay fees, costs and expenses as described herein, all such obligations expressly surviving any such expiration or te1mination.

We are pleased to have the opportunity to work with you in connection with this impo11ant financing.  Please feel free to contact us to clarify any issues or answer any questions.

Sincerely,

/s/ Tanya L. Acosta
Tanya L. Acosta
Senior Vice President
Commercial Real Estate Banking 305.468.4379

Cc:	Kim Abreu
Evan Sitarski

Acknowledged and Agreed:

HF Logistics – SKX T1, LLC

By:	/s/ Iddo Benzeevi

Its:	President

Date:	12/26/2019

CONFIDENTIAL	HF Logistics - SKX Tl, LLC

Schedule 1

Conditions Precedent to Closing

Conditions to closing of the Facility will include (all of the items to be delivered to be in form and substance satisfactory to Administrative Agent):

•	extension of Skechers lease by a minimum of five years from the current expiration date;
•

receipt of all due diligence materials necessary and relevant to identifying Borrower's identity and background information, as deemed necessary by Administrative Agent, Arranger and Lenders, including but not limited to, documentation and other information requested in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Owner Regulation;

•	any Borrower that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower to each Lender;
•

completion of all due diligence, including reputational due diligence, with respect to Borrower, Guarantors and their respective subsidiaries and the Property in scope and determination satisfactory to Administrative Agent, the Arranger and the Lenders;

•	receipt of an appraisal for the Property;
•	receipt of a Phase I Environmental Site Assessment for the Property;
•	receipt of standard flood hazard determination forms for the Property;
•

review and acceptance by Administrative Agent (and any third party consultant, if any, selected by Administrative Agent) of all insurance policies for Borrower and the Property, including, but not limited to, such evidence of flood insurance coverage (including contents coverage, as applicable) as Administrative Agent and Lenders shall require;

•

receipt of a title insurance policy insuring Lenders' first mortgage position on the Property, together with such co-insurance and/or reinsurance as Administrative Agent may require, together with UCC, litigation and other searches against Borrower, Guarantor and such other parties as Administrative Agent shall require;

•	receipt of the required interest rate protection agreement and an acknowledgment by the counterparty thereunder of the assignment thereof to Administrative Agent;
•	receipt of satisfactory legal opinions, financial statements, certificates, documents and other instruments as are customary or otherwise appropriate for transactions of this type; and
•	receipt of such other documents, instruments, agreements or information as reasonably requested by Administrative Agent.